Exhibit 5.1
September 18, 2006
Washington Mutual, Inc.
1301 Second Avenue
Seattle, Washington 98101
Re: Washington Mutual, Inc. — Public Offering of 20,000,000 Depositary Shares
Ladies and Gentlemen:
     We have acted as counsel to Washington Mutual, Inc., a Washington corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 as amended (the “Securities Act”) of (i) a Registration Statement on Form S-3 File No. 333-130929 on January 9, 2006 (the “Registration Statement”), which contained the Company’s prospectus dated January 9, 2006 (the “Base Prospectus”) and (ii) the Company’s final prospectus supplement describing the offering by the Company of 20,000,000 depositary shares (the “Depositary Shares”) each representing a 1/40,000th interest in a share of the Company’s Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, no par value per share (the “Series K Preferred Stock”), dated September 11, 2006 and filed with the Commission on September 13, 2006 pursuant to rule 424(b) of the rules and regulations of the Commission under the Act (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Final Prospectus”).
I.
     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon a review of the following records, documents and instruments and certificates and such additional certificates relating to factual matters as we have deemed appropriate:
A.	The Underwriting Agreement dated September 11, 2006 (the “Underwriting Agreement”) between the Company and the underwriters named therein;

B.	The Deposit Agreement dated September 18, 2006 (the “Deposit Agreement”) by and among the Company, Mellon Investor Services LLC, as Depositary,

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Mellon Investor Services LLC, as Registrar, and the Holders from time to time of the Receipts evidencing the Depositary Shares;

C.	The Registration Statement;

D.	The Final Prospectus;

E.	The Amended and Restated Articles of Incorporation (including all amendments thereto) of the Company certified by the Washington Secretary of State on September 15, 2006 and certified to us by an Assistant Secretary of the Company as being complete (except for the Articles of Amendment referred to in F below) and in full force and effect as of the date of this opinion;

F.	Articles of Amendment filed by the Company with the Washington Secretary of State designating the preferences, limitations, voting powers and relative rights of the Series K Preferred Stock;

G.	The Bylaws of the Company (including all amendments thereto) certified to us by an Assistant Secretary of the Company as being complete and in full force and effect as of the date of this opinion;

H.	A Certificate of Existence/Authorization relating to the Company issued by the Washington Secretary of State on September 15, 2006;

I.	Records certified to us by an Assistant Secretary of the Company of proceedings and actions of the Board of Directors of the Company and certain authorized officers relating to the issuance of the Depositary Shares and the Series K Preferred Stock; and

J.	A form of the certificate representing the Series K Preferred Stock.
II.
     Our opinions in this letter are limited to the internal laws of the State of Washington and to the laws of the United States. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional and local governmental body or as to any related judicial or administrative opinion.
III.
     Based on the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for our opinion, and subject to the limitations and

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qualifications expressed herein, it is our opinion that the Series K Preferred Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor as provided in the Underwriting Agreement and the Deposit Agreement, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is being delivered solely to you in connection with the issuance of the Series K Preferred Stock and the Depositary Receipts and may not be relied on by you for any other purpose or by any other person for any purpose without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/s/ Heller Ehrman LLP
HELLER EHRMAN LLP